UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2012 (October 12, 2012)

GRAY TELEVISION, INC.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	001-13796	58-0285030
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4370 Peachtree Road, NE, Atlanta, GA 30319
(Address of Principal Executive Office)

Registrant’s telephone number, including area code (404) 504-9828

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 12, 2012 (the “Closing Date”), Gray Television, Inc. (the “Company”), as borrower, entered into an amended and restated credit agreement (the “New Credit Facility”), with Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, Wells Fargo Securities, LLC (“Wells Fargo”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Bank of America”), as joint lead arrangers and joint bookrunners, and the other lenders party thereto.

The New Credit Facility provides total commitments of $595.0 million, consisting of a $40.0 million revolving credit facility (the “Revolving Credit Facility”) and a $555.0 million term loan facility (the “Term Loan”), which may be accessed in up to four draws within 45 days of the Closing Date.

Borrowings under the Revolving Credit Facility bear interest, at the option of the Company, based on the Base Rate (as defined below) or the London Interbank Offered Rate (“LIBOR”), in each case plus an applicable margin based on a first lien leverage ratio test as set forth in the New Credit Facility (the “First Lien Ratio Test”). Base Rate is defined as the greatest of (i) the administrative agent’s prime rate, (ii) the overnight federal funds rate plus 0.50% and (iii) one-month LIBOR plus 1.0%. The Company is required to pay a commitment fee on the average daily unused portion of the Revolving Credit Facility, which rate may range from 0.375% to 0.50% on an annual basis, based on the First Lien Ratio Test.

Borrowings under the Term Loan bear interest, at the option of the Company, at either the Base Rate plus 2.50%-2.75% or LIBOR plus 3.50%-3.75%, subject to a LIBOR floor of 1.0%. The Term Loan also requires the Company to make quarterly principal repayments equal to 0.25% of the outstanding principal amount of the Term Loan beginning December 31, 2012.

The Revolving Credit Facility matures on October 12, 2017 and the Term Loan matures on October 12, 2019.

On the Closing Date, the Company borrowed $420.0 million under the Term Loan. The proceeds from borrowings under the New Credit Facility, together with cash on hand, were used to repay all remaining amounts outstanding under the Company’s prior senior credit facility, which was then amended and restated, and to pay related fees and expenses.

The Company’s obligations under the New Credit Facility are secured by substantially all of the assets, excluding real estate, of the Company and its subsidiaries. In addition, the Company’s subsidiaries are joint and several guarantors of the obligations and the Company’s ownership interests in its subsidiaries are pledged to collateralize the obligations. The New Credit Facility contains affirmative and restrictive covenants that the Company must comply with, including (a) limitations on additional indebtedness, (b) limitations on liens, (c) limitations on the sale of assets, (d) limitations on guarantees, (e) limitations on investments and acquisitions, (f) limitations on the payment of dividends and share repurchases, (g) limitations on mergers, and (h) maintenance of a total leverage ratio as set forth in the New Credit Facility not to exceed certain maximum limits, as well as other customary covenants for credit facilities of this type.

The Company has various relationships with Wells Fargo and Bank of America and their respective affiliates. Wells Fargo and Bank of America are acting as joint dealer managers under the Company’s previously announced cash tender offer to purchase up to $268.5 million of its 10 1/2% Senior Secured Second Lien Notes due 2015 (the “2015 Notes”). In addition, some of the other agents and lenders under the New Credit Facility, or their respective affiliates, have had in the past, and may have, in the future, various relationships with the Company involving the provision of financial or other advisory services, including cash management, investment banking and brokerage services. These agents and lenders, including Wells Fargo and Bank of America, or their respective affiliates, have received, and may in the future receive, customary fees and expenses for these services.

A copy of the New Credit Facility is attached hereto as Exhibit 10.1 and is incorporated by reference herein. The foregoing description of the New Credit Facility is qualified in its entirety by reference to the complete text of the New Credit Facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is hereby incorporated by reference.

Item 8.01. Other Events.

On October 15, 2012, Gray issued a press release providing an update on its refinancing efforts, including announcing entry into the New Credit Facility, delivery of a notice of redemption relating to the Company’s outstanding 2015 Notes and the repurchase of the Company’s outstanding Series D perpetual preferred stock. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Number	Exhibit
10.1	Amended and Restated Credit Agreement, dated as of October 12, 2012, by and among Gray Television, Inc., as Borrower, the lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Bank, Bank of America, N.A., as Syndication Agent, and Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners.

99.1	Press release dated October 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAY TELEVISION, INC.

Date: October 15, 2012	By:	/s/ James C. Ryan

James C. Ryan Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit
10.1	Amended and Restated Credit Agreement, dated as of October 12, 2012, by and among Gray Television, Inc., as Borrower, the lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Bank, Bank of America, N.A., as Syndication Agent, and Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners.

99.1	Press release dated October 15, 2012.